EXHIBIT 21.1

Subsidiaries of Registrant

Name of Entity	Jurisdiction of Incorporation or Organization

Network Research Corporation Japan Ltd. (known as Network Research Corporation Japan Kabushiki Kaisha in Japan)	Japan

VirnetX Inc.	Delaware